Pilgrim's Pride Corporation
2012 Long Term Incentive Program

Section 1 - Purpose

The purpose of the Program is to incentivize Program Participants to improve the Company's profitability performance relative to its Peers as measured by the performance results reported in the Survey and the Performance Targets set forth in the Award Letter. The Program is established pursuant to Section 8.6 of the Plan and is subject to the terms and conditions of the Plan.

Section 2 - Definitions

2.1    Capitalized words used in the Program that are not otherwise defined have the meanings assigned to these words in the Plan.

2.2.    The capitalized words set forth below are defined as follows:

“Award Date” means the date of a Performance Award, as specified in the Award Letter.

“Award Letter” means an Award Document from the Company to a Program Participant acknowledging the terms of the Performance Award.

“Average Share Value” means the average closing price on the Exchange for the Common Stock for the trading days in the 60-day period ending immediately prior to July 1, 2012, determined in accordance with the calculation methodology established by the Company for this purpose.

“Base Salary” means a Program Participant's annual rate of base salary, at the rate in effect on July 1, 2012.

“Cause” means (i) the definition of such term or a similar term in any applicable employment agreement between the Company and the Program Participant in effect on the Award Date, or (ii) if there is no such employment agreement or if such employment agreement contains no such term, (A) conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude, (B) failure or refusal by a Program Participant to substantially perform the Program Participant's employment duties or obligations (other than a failure or refusal resulting from the participant's illness or disability), (C) commission of an act of fraud, embezzlement, dishonesty, or any other act that causes harm to the Company, (D) breach or violation of a Company policy, including violation of any drug or alcohol use policy, in effect from time to time, or (E) breach of the terms of the RSU Award Document.

“Company” means Pilgrim's Pride Corporation, a Delaware corporation.

“EBIT” means, with respect to the Company or any other corporation or entity included in the Survey, the entities' earnings before income and taxes as reported in the Survey.

“Exchange” means the New York Stock Exchange or other U.S stock exchange or automated quotation system designated by the Committee for this purposes on which the Common Stock is traded.

“Grant Date” means January 15, 2013.

“Grant Date Award Value” means the notional amount of a Program Participant's Base Salary earned as a result of the Company's success in achieving the Performance Targets.

“Payout Amount” means 50%, 100% or 150% of the Payout Target, determined on the basis of the Company's success in achieving the Performance Targets.

“Payout Target” means a specified percentage of a Participant's Base Salary as set forth in the applicable Award Letter.

“Peers” means the companies (other than the Company) reported in the Survey.

“Performance Award” means an Award granted under and subject to the Program, which entitles a Program Participant to receive a grant of RSUs on the Grant Date, subject to the Company's achievement of the Performance Targets.

“Performance Targets” means the absolute or relative performance targets for EBIT approved by the Committee and attached to the Award Letter.

“Plan” means the Pilgrim's Pride Corporation Long Term Incentive Plan, as amended by the Company from time to time.

“Privatization” means the acquisition by JBS S.A., alone or in combination with one its affiliates, of 100% of the Common Stock.

“Program” means this Pilgrim's Pride Corporation 2012 Long Term Incentive Program, as amended by the Company from time to time.

“Program Participant” means an Eligible Individual selected by the Committee in accordance with Section 3.1 of the Program.

“RSU” means a restricted stock unit granted pursuant to Article 8 of the Plan.

“RSU Vesting Date” means December 31, 2014.

“Survey” means the Bank of America Monthly Poultry Profitability Survey or any successor survey thereto, or such other survey as determined by the Committee from time to time.

Section 3 - Program Participants

3.1    The Committee shall select the Program Participants from among the Eligible Individuals.

3.2    No Eligible Individual shall become a Program Participant unless and until the Eligible Individual receives a signed Award Letter from the Company in a form approved by the Committee.

Section 4 - Terms of Performance Awards

4.1    A Performance Award shall entitle a Program Participant to a grant of RSUs from the Company based upon the achievement of the Performance Targets. In order for a Performance Award to settle through the grant of RSUs or otherwise, a Program Participant must remain continuously employed with the Company from the Award Date through the Grant Date.

4.2    The number of RSUs granted on the Grant Date in settlement of a Performance Award will be determined by dividing the Grant Date Award Value by the Average Share Value (with any fraction rounded to the next highest whole number).

4.3    The Company shall have the right, but not the obligation, to substitute a contingent cash payment right or other form of Award under the Plan to settle a Performance Award.

4.4    Unless the Committee determines otherwise, the EBIT information reported in the Survey shall be final and conclusive for all purposes of the Program.

Section 5 - Terms of RSU Grants

5.1    Each RSU awarded in settlement of a Performance Award will be subject to the terms of the Plan and the vesting, forfeiture and other provisions set forth in the Program and the applicable RSU Award Document.

5.2    Subject to the vesting, forfeiture and other provisions applicable to an RSU, each RSU shall entitle a Program Participant to the receive of one share of Common Stock in respect of each RSU granted.

5.3    Subject to the vesting, forfeiture and other provisions below, each outstanding RSUs shall vest on the Vesting Date. Except as otherwise provided herein or in the applicable Award Document, a vested RSU shall be settled through the delivery of one share of Common Stock on January 15th following the RSU Vesting Date.

5.4    If the payment date of an ordinary cash dividend on a share of Common Stock occurs while an RSU is outstanding, a notional dividend equivalent in the amount of the declared and paid cash dividend will be credited to the RSU. Any notional dividend equivalents credited to an RSU will be subject to the same vesting and forfeiture provisions as the related RSU and will be paid to the Program Participant in cash (and without interest or earnings) at the time that the Company settles and pays the RSU.

5.5    A Program Participant shall immediately forfeit any outstanding RSUs (and associated dividend equivalents) if the Program Participant's employment with the Company ends before the Vesting Date for any reason other than (i) a termination without Cause (as defined below) or (ii) the participant's death. If a Program Participant's employment is terminated by the Company without Cause or the participant dies while employed with the Company, the then outstanding RSUs granted to the

Participant will remain outstanding and will be paid to the Participant (or, in the event of death, to the Participant's estate) on January 15th immediately following the RSU Vesting Date.

Section 6 - Change in Control and Privatization

6.1    In the event of a Change in Control of the Company, the following shall apply to Performance Awards and RSU Awards that are not converted, assumed or replaced by a successor entity:

6.1.1    If the date of the Change in Control occurs prior to the Grant Date, (i) the value of the Performance Award will be deemed to equal the Payout Target for the Performance Award and (ii) the Company (or its successor) shall pay such Payout Target to the participant in cash on January 15th following the RSU Vesting Date, subject to the vesting and forfeiture provisions set forth in Section 5 of the Program and in the Award Letter; and

6.1.2    If the date of the Change in Control occurs on or after the Grant Date, (i) the RSUs shall be converted to a cash amount on the date of the Change in Control based upon the highest price paid for a share of the Company's Common Stock in the Change in Control, and (ii) the Company (or its successor) shall pay such resulting cash amount (together with any then credited dividend equivalents) to the Program Participant in cash on January 15th following the RSU Vesting Date, subject to the vesting and forfeiture provisions set forth in Section 5 of the Program and in the RSU Award Document.

6.2    In the event of Privatization, the following shall apply:

6.2.1    If the date of the Privatization occurs prior to the Grant Date, (i) the Performance Award shall remain outstanding and the Grant Date Award Value shall be determined in accordance with the terms of the Performance Award subject to the Company's achievement of the Performance Targets, with such adjustments to the Performance Targets as the Committee deems necessary or advisable to address the Privatization, (ii) the resulting Grant Date Award Value shall not convert to RSUs, and (iii) the Company shall pay the Grant Date Award Value to the Program Participant in cash on January 15th following the RSU Vesting Date, subject to the vesting and forfeiture provisions set forth in Section 5 of the Program and in the Award Letter; and

6.2.1    If the date of the Privatization occurs on or after the Grant Date, (i) the RSUs shall remain outstanding but will not be settled in Common Stock, (ii) each such RSU shall be converted to a cash amount on the date of the Privatization equal to the closing price (or average closing price) on the NYSE for the Company's Common Stock on a date (or dates) prior to the Privatization specified by the Committee, and (iii) the Company (or its successor) shall pay such resulting cash amount (together with any then credited dividend equivalents) to the Program Participant in cash on January 15th following the RSU Vesting Date, subject to the vesting and forfeiture provisions set forth in Section 5 of the Program and in the RSU Award Document.

Section 7 - Miscellaneous

7.1    Subject to the terms and conditions of the Plan, the Committee may, at any time and from time to time, terminate, modify or amend the Program.

7.2    No Eligible Individual or other person shall have any claim to be granted any Performance Award pursuant to the Program, and neither the Company not the Committee is obligated to treat Eligible Individuals, Program Participants or any other persons uniformly.

7.3    An award of RSUs shall be subject to all applicable tax withholding, and the Company shall be entitled to withhold cash or shares or a combination thereof in connection with the settlement of RSUs to the extent such tax withholding obligation is not satisfied by other means by the Program Participant, in accordance with the terms and conditions of the Plan.

7.4    Nothing in the Program or any Performance Award shall interfere or limit in any way the right of the Company or any Affiliate to terminate any Program Participant's employment or services at any time, nor confer upon any Program Participant any right to continue in the employ or service of the Company or any Affiliate.
7.5    The Program is intended to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and other guidance promulgated or issued thereunder, and to the maximum extent permitted the provisions of the Program shall be construed in a manner consistent with that intention.